EXHIBIT 99.3


                               [IAC Letterhead]


                                                     December 4, 1998

TIC Acquisition LLC
550 Newport Center Drive
Newport Beach, California 92660

Attn: Michael D. McKee

Re: TIC Acquisition LLC Proposal

Dear Mike:

         This letter is to acknowledge the receipt by the Board of Directors of Irvine Apartment Communities, Inc. ("IAC") of your December 1, 1998 letter proposing the acquisition by TIC Acquisition LLC of all of the outstanding shares of common stock of IAC in a business combination for $32.50 per share in cash.

         The Board of Directors (and the Independent Directors Committee thereof) will review your proposal in consultation with our financial and legal advisors and will respond to you in due course. In addition, in formulating IAC's response to your proposal (in the context of the Board of Directors' obligations to IAC's shareholders), the Board of Directors (or the Independent Directors) may request from you additional information regarding your proposal from time to time.

                                            Very truly yours,

                                            /s/ Anthony M. Frank

                                            Anthony M. Frank
                                            Chairman
                                            Independent Directors Committee


cc:   Board of Directors of
      Irvine Apartment Communities, Inc.